Exhibit 10.51

RE/MAX, LLC Severance and Retirement Plan

1.	Purpose

The purpose of the RE/MAX, LLC Severance and Retirement Plan (the “Plan”) is to provide payments and/or other benefits to employees of RE/MAX, LLC and its subsidiaries (the “Company”) in the United States whose employment is involuntarily terminated or who retire. The Plan was initially effective May 24, 2023, and is amended and restated effective January 13, 2026 (the “Effective Date”). This amended and restated version of the Plan applies to all terminations of employment from the Company in the United States which occur on or after the Effective Date. Except for the Company’s Change in Control Severance Plan, as amended or replaced, this Plan, as amended and restated on the Effective Date, supersedes all severance plans, policies or arrangements previously maintained or offered by the Company and its predecessors for the benefit of their employees (other than any individual employment agreements, if applicable).

2.	Eligibility

Except as provided below, all regular Full-Time or Part-Time employees in the United States as shown as such on the payroll records of the Company (“Eligible Employee” or “Employee”) are eligible to receive Severance Benefits according to the terms of this Plan, and in consideration of a release agreement (as further described in Section 8), if the Company terminates their employment after the Effective Date for a reason set forth in Section 3.1 Further, Eligible Employees who meet the eligibility requirements in this Plan are entitled to Retirement Benefits. This Plan is not intended to, and will not be interpreted to, provide any duplication of any entitlement to severance benefits that Employee may be entitled to under applicable law or under any other plan, policy or agreement with the Company. For the avoidance of doubt, any severance received under the Change in Control Severance Plan (following a Change in Control, as defined in such plan) is in lieu of, and not in addition to, severance entitles that otherwise would be paid to the Eligible Employee under this Plan.

3.	Eligible Termination Reasons for Severance Benefits
●	An Employee whose employment is terminated by the Company as a result of position elimination or reduction in force (including related to the transfer or sale of a business or the assets of a business, except as described in Section 4 below) will be eligible for Severance Benefits as set forth in this Plan.
●	Any other reason the Company determines should result in the payment of Severance Benefits under this Plan, provided that the reason constitutes an involuntary separation from service.

1 Examples of individuals who are not Employees are temporary or seasonal workers, interns, consultants, individuals classified as independent contractors by the Company (even if such individuals are later reclassified as common law employees of the Company by the Company, a court or a governmental agency), and other individuals who are working on an assignment for the Company through an outsource arrangement, such as a temporary staffing or leasing arrangement

4.	Non-Eligible Termination Reasons for Severance Benefits

An Employee is ineligible for Severance Benefits under this Plan if employment is terminated for reasons including, but not limited to, the following:

●	Voluntary resignation;
●	Termination of employment in connection with the sale or transfer of any portion of the Company’s business or operations to a Successor if Employee declines a Comparable Position or accepts continued employment with Company or Successor in another position, even if such employment is not in a Comparable Position;
●	Misconduct as defined in this Plan;
●	Death;
●	Failure to meet performance standards;
●	Employee termination of employment with the Company pursuant to a position elimination or reduction in force but prior to the designated termination date without Company approval;
●	Temporary layoff or a leave of absence;
●	Eligibility for long-term disability benefits
5.	Severance Pay and Other Benefits

The amount of Severance Pay payable to Eligible Employees will be determined based on their Years of Service, Regular Base Salary and job title. The amount of Severance Pay will be based upon the Employee’s Regular Base Salary as of the Termination Date. Severance Pay shall be paid as provided under Appendix B.

Employee benefits: Subject to the terms of the applicable plan documents, and in accordance with the Company’s policies applicable to similarly situated employees, medical, dental, vision, and EAP (if applicable) shall be continued on behalf of eligible employees and their covered dependents until the last day of the month in which the Termination Date occurs if employee was covered under a Company plan at the time of the severance event. As an additional Severance Benefit under this Plan, the Company will pay a “Health Benefits Stipend” towards the applicable premiums to the major medical, dental, and vision plan provider/insurer (collectively the “health benefit programs”) concurrent with each pay period for the duration of the eligible employee’s Severance Period in which post-termination benefits are elected in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Section 4980B of the Internal Revenue Code of 1986, as amended, and corresponding provisions of the Employee Retirement Income Security of 1974, as amended (“COBRA”). Such Health Benefits Stipend payment may, as determined by the Company, constitute taxable income to the Eligible Employee and shall be provided only to the extent that any such employee is actually eligible and properly and timely elects to receive COBRA benefits in accordance with the terms and conditions set forth by the Company under its health benefit programs.

Eligible Employees receiving Severance Pay will not be eligible to continue active participation in any Company benefit plan or program, except to the extent expressly provided otherwise under the terms of the applicable benefit plan or program.

6.Retirement Eligibility

An Employee who voluntarily terminates their employment and meets all of the following criteria is eligible for Retirement Benefits:

●	A voluntary termination of employment by Employee (other than voluntary termination by Employee after the Company has provided notice of termination)
●	At least ten Years of Service;
●	Employee’s age is at least 50 years;
●	The sum of the Employee’s age and Years of Service equals or exceeds 70 years;
●	Employee provides the Company no less than six months’ notice prior to the Termination Date and does not engage in Misconduct between the notice date and the Termination Date.
7.	Retirement Benefits

Any Employee whose termination is due to Retirement shall be entitled to the Retirement Benefits set forth in Appendix C.

Employees who have restricted stock units (“RSUs”) are advised that meeting the Years of Service plus age criteria for Retirement in Section 6 may result in the RSUs being considered vested for certain tax purposes. This may increase your tax withholding rates. Please contact the Payroll Department for more information.

Eligible Employees who have notified the Company of their intention to retire shall generally not be eligible to receive additional long-term incentive equity grants during the six months preceding their planned retirement date.

Eligible Employees receiving Retirement Benefits will not be eligible to continue active participation in any Company benefit plan or program, except to the extent expressly provided otherwise under the terms of the applicable benefit plan or program.

8.	Requirement of Agreement and Release and Restrictive Covenant

Severance Benefits and Retirement Benefits under this Plan are conditioned upon Employee signing an Agreement and Release as provided by the Company which may include certain restrictive covenants and will include a comprehensive release of all claims. The Agreement and Release must be signed by employee and become irrevocable within sixty (60) days following the Termination Date. In this Agreement and Release, Employee will release the Company and its directors, officers, employees and agents from any and all claims Employee may have against them, subject to applicable law. Under the Agreement and Release, Employee must also agree to certain restrictive covenants which may include some or all of the following: (i) not to solicit business similar to any business offered by the Company from any Company customer, (ii) not to advise any entity to cancel or limit its business with the Company, (iii) not to recruit, solicit, or encourage any employee to leave their employment with the Company, (iv) not to disclose any of Company’s trade secrets or confidential information, (v) not to compete with the Company for the Severance Period; and (vi) not to disparage the Company or its employees in any way. These obligations are in addition to any other restrictive covenants Employee may have executed while employed by Company. Payments under this Plan will not be made until on or after the eighth day following the date on which the Company has received Employee’s fully executed Agreement and Release (which has not been revoked) and timing of payments will be as specified under Section 9.

9.	Method and Timing of Payment

The length of time an Employee is eligible to receive Severance Pay under this Plan (the “Severance Period”) is set forth in Appendix B. Severance Pay and Retirement Benefits will be paid subject to Section 15 (“Taxes”). Payment (excluding pro-rata bonuses discussion in Section 10) will begin within 30 days following the date on which the Agreement and Release required under Section 8 has been executed and is fully effective and nonrevocable (but in no event more than 60 days after the Termination Date). Payments are generally made in the form of salary continuation during the Severance Period. If an employee dies after becoming eligible for Severance Pay and executing an Agreement and Release but before receipt of all Severance Pay, the Severance Pay, will be paid to the employee’s estate in one lump sum within sixty (60) days of the Employee’s death. All payments will be net of amounts withheld with respect to taxes, offsets, or other obligations.

10.	Proration of Annual Bonuses

An Eligible Employee will be paid a pro-rata portion of their bonus if designated in Appendix B and Appendix C, based on the portion of the bonus plan year the employee was actively employed by the Company, provided the Eligible Employee’s Termination Date occurs after June 30 of the bonus year and the Eligible Employee is entitled to Severance Pay or Retirement Benefits. Any such bonus payment will be made at such time as determined by the Company in its sole discretion (but no later than March 15 of the calendar year following the year of the Employee’s Termination Date), and will be based on the Company’s achievement of financial or other goals and/or Employee’s pre-established performance criteria as well as the applicable bonus plan document. The amount and payment of the bonus, if any, will be determined in the discretion of the Company and in accordance with the applicable policy. In addition, if separation occurs after the completion of a calendar year but before the bonus with respect to the completed year (if any) has been paid, Employee shall be entitled to the bonus for the completed year commensurate with the achievement levels approved by the Compensation Committee.

11.	Requirement for Repayment of Severance Pay

In the event Employee is re-employed in any capacity in the Company or any of its subsidiaries or affiliates prior to the payment of Severance Pay commencement of or within the Severance Period, or otherwise performs services for the Company as a contractor during the Severance Period, the payment of any Severance Benefits payable with respect to the prior termination immediately will cease and such Severance Pay will no longer be payable under this Plan.

If Employee obtains employment with another entity during the Severance Period, Employee will continue to receive any remaining Severance Benefits, subject to the terms of this Plan, unless the Company determines that Employee has violated any post-employment obligations Employee owes to the Company, including but not limited to those set forth in the Agreement and Release.

12.	Administration

This Plan is intended to be interpreted and administered in accordance with the requirements of applicable law. The Benefits Council and the Administrator have the absolute discretion and exclusive right to interpret, construe and administer the Plan and to make final determinations on all questions arising under the Plan, including but not limited to, questions concerning eligibility for, the amount of and receipt of Plan benefits. All decisions of the Benefits Council will be conclusive, final and binding upon the parties. The Company reserves the right to amend or terminate this Plan at any time and for any reason, with or without retroactive effect.

13.	Definitions
a)	Administrator and Benefits Council shall mean the Compensation Committee of the Board of Directors, along with any other person or group that is delegated all or part of their respective responsibilities under this Plan.
b)	Comparable Position is a position with Company or successor, which the Company determines provides substantially the same level of responsibility, compensation, work-related travel expectations, remote versus in person attendance requirements, and benefits as Employee’s last position prior to the Termination Date. A Comparable Position does not have to provide an identical level of responsibility, compensation, travel requirements, attendance requirements and benefits as the employee’s position as of the Termination Date.
c)	Full-Time Employee means an Employee who worked a regular schedule of at least forty (40) hours per week in their most recent position.
d)	Misconduct is determined by the Company in its sole discretion and includes any actions contrary to or in violation of the Company’s Code of Conduct, including but not limited to the following:
1.	Violation of the Code of Conduct, including but not limited to, theft, dishonesty or other irregularities that impact or could impact the Company or affiliates, such as (by way of example only) the falsification of any Company records or lying during an investigation.
2.	Damage, loss, or destruction of property of Company, employee or customer.
3.	Use or removal of Company property without authorization.
4.	Use or sale of illegal drugs or alcohol, or being under the influence of intoxicants on Company time or premises.
5.	Gross negligence or willful malfeasance in the performance of duties and responsibilities.
6.	Intentional provision of services in competition with the Company or its subsidiaries or affiliates or intentional disclosure to a Company competitor of any confidential or proprietary information of the Company or any subsidiary or affiliates.
7.	Engaging in any activity inconsistent with the Company’s stated compliance with state, federal, and other laws governing the conduct of Company business.
8.	Excessive, unexcused absenteeism or lateness.
9.	Failure to report to work or to return from a leave of absence beyond the approved leave period.
e)	Part-Time Employee means an Employee who worked a regular schedule of at least twenty (20) hours but less than forty (40) hours per week in their most recent position.
f)	Regular Base Salary is Employee’s current annual rate of base cash compensation paid on each regularly scheduled payday for Employee’s regular work schedule as of their Termination Date and is calculated to include any before-tax employee contributions that are deducted for Company benefit plans. Regular base salary does not include premium pay, such as shift differential and overtime, taxable or nontaxable fringe benefits or awards, paid time off, performance awards, bonus, commission or other incentive pay or any payments which are not made on each regular payday, regardless of how such payments may be characterized.
g)	Retirement means a termination that meets all of the criteria set forth in Section 6.
h)	Retirement Benefits means the benefits under this plan set forth in Appendix C for Employees who meet the eligibility criteria set forth in Section 6.
i)	Severance Benefits means Severance Pay and other benefits under the Severance portions of this Plan.
j)	Severance Pay is defined as the payments made to an Eligible Employee pursuant to Attachment B.
k)	Successor is an entity that: (l) by acquisition, merger or otherwise succeeds to or assumes responsibility for the business operations of the Company or any business unit or subdivision thereof, or (2) provides outsourcing, subcontracting, or similar services with respect to the Company or any business unit or subdivision thereof.
l)	Termination Date is the last day of employment with the Company.
m)	Years of Service are the number of full years of service as a regular Full-time Employee or Part-Time Employee from such employee’s most recent hire date to their Termination Date. Company-approved leaves of absence are included, provided that no more than one (l) cumulative Year of Service will be credited for such leaves of absence; and (2) prior service with certain acquired companies or other affiliated companies provided the prior service is negotiated for in the applicable acquisition agreement. In the absence of such provision in the applicable acquisition agreement and subject to a determination by the Benefits Council, Years of Service may include prior service recognized by the acquired company or other company affiliated with the acquired company immediately preceding the effective sale date of the applicable acquisition agreement. Further, Employees who are re-employed by the Company within one year of their Termination Date will be allowed to receive credit for the Years of Service they accumulated on or before their prior Termination Date for future Severance Pay calculations under this Plan. Employees who are re-employed by the Company more than one year from their Termination Date will not, for purposes of determining the amount of Severance Pay to which they may be entitled in connection with any future termination, receive such credit.

14.	At-Will Employment

This Plan does not create any contract of employment or right to employment for any period of time. Employment with the Company is at-will and may be terminated by either the Company or the employee at any time for any reason.

15.	Taxes

Payments made in accordance with this Plan will be subject to all applicable tax and employment laws and regulations, including wage tax withholding (e.g. federal, state and local income, employment and/or social security), deduction of any other applicable amounts, and information reporting to the tax authorities as may be required. However, it will be Employee’s responsibility to make all tax payments with respect to the receipt of these amounts.

16.	Section 409A

All payments under this Plan are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code Section 409A”), first, to the extent such payments are scheduled to be paid and are in fact paid during the short-term deferral period, as short-term deferrals pursuant to Treasury regulation §1.409A-l (b)(4), and then under the separation pay exemption pursuant to Treasury regulation and for this purpose each payment shall be considered a separate payment such that the determination of whether a payment qualifies as a short term deferral shall be made without regard to whether other payments so qualify and the determination of whether a payment qualifies under the separation pay exemption shall be made without regard to any payments which qualify as short-term deferrals. To the extent payments under the Plan are not exempt from the requirements of Code Section 409A, the Plan is intended to comply with Code Section 409A and will be interpreted accordingly. To the extent any amounts under this Plan are payable by reference to an employee’s “termination of employment,” such term shall be deemed to refer to the employee’s “separation from service,” within the meaning of Code Section 409A. Notwithstanding anything to the contrary (a) if any payments hereunder could occur in one of two calendar years as a result of being dependent upon the general release of claims becoming non-revocable, then, to the extent required to avoid accelerated taxation and/or penalties under Code Section 409A, such payments shall commence or be made on the first regularly scheduled payroll date of the Company, following the date the general release of claims becomes non-revocable, that occurs in the second of such two calendar years, (b) to the extent required to avoid accelerated taxation and/or penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six (6)-month period immediately following an Eligible Employee’s separation from service shall instead be paid on the first business day after the date that is six (6) months following the Eligible Employee’s separation from service (or, if earlier, death), and (c) to the extent any RSUs constitute deferred compensation for purposes of Code Section 409A as a result of an Eligible Employee’s eligibility for Retirement Benefits or otherwise, if such RSUs vest due to a change in control event and the settlement or other payment event resulting from the vesting of such RSUs upon the change in control event would not be permitted by Code Section 409A, to the extent required to avoid accelerated taxation and/or tax penalties under Code Section 409A such RSUs shall vest due to the change in control event, but the settlement or other payment event with respect to such RSUs shall not be accelerated and shall instead occur when it otherwise would have occurred had the RSUs not vested due to the change in control event (or on such earlier date as is permitted under Code Section 409A). Notwithstanding the foregoing, under no circumstances shall the Company or any affiliate or any of its or their employees, officers, directors, service providers or agents have any liability to any person for any taxes, penalties or interest due on amounts paid or payable under the Plan, including any taxes, penalties or interest imposed under Code Section 409A.

17.	Review Procedure

Employees eligible to receive Severance Benefits under this Plan will be notified of such eligibility as soon as administratively practicable after employment termination. If an employee who believes he or she is eligible to receive Severance Benefits does not receive such notice or disagrees with the amount of Severance Benefits set forth in such notice, or if an employee is informed that he or she is not eligible for Severance Benefits under this Plan, the Employee (or Employee’s legal representative) may file a written claim for benefits with the Company’s Head of HR for the benefit of the Benefits Committee. The written claim must include the facts supporting the claim, the amount claimed, and the employee’s name and mailing address.

If the claim is denied in part or in full, the Company’s HR department, on behalf of the Benefits Council, will notify the employee by mail no later than 90 days (or 120 days in special circumstances) after HR receives the written claim. The notice of denial will state the specific reasons for the denial, the provisions of the Plan on which the denial is based, an explanation of the claims appeal procedure and applicable time limits, including a statement of the employee’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review and, if applicable, a description of any additional information or material required by the Benefits Council to consider the claim as well as an explanation as to why such information or material is necessary.

APPENDIX A SUMMARY PLAN DESCRIPTION

This is the “Summary Plan Description” called for by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It describes the highlights of the Plan and does not attempt to cover all the details. This SPD describes the Plan benefits for employees of the Company.

Plan Type

The Plan provides severance pay in the event of a termination of employment for specified reasons and is an employee welfare benefit plan under the Employee Retirement Income Security Act of 1974 (“ERISA”). The benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation.

Plan Administrator

The Plan is administered by the Administrator. Correspondence should be addressed to the Head of HR of the Company, care of the Plan Administrator.

Fiduciaries

The Administrator is the named fiduciary with respect to matters involving the administration of the Plan. The Administrator (or their delegate) is responsible for administering many of the day-to-day operations of the Plan. The Benefits Council is the named fiduciary responsible for hearing complete or partial denials of claims for a benefit. The Administrator and Benefits Council decide all questions that come before them in a fair and equitable manner for all Plan participants and their beneficiaries and are granted the discretion to interpret the provisions of the Plan. The Administrator determines the groups that are eligible to participate and has discretion to interpret the Plan and to resolve ambiguities, inconsistencies and omissions. More information about the Plan and its administrators can be obtained by calling or writing to the Head of HR of the Company.

Plan Year

The Plan and all of its records are kept on a calendar year basis, beginning on January 1 and ending on December 31 of each year.

Plan Number

The Plan Number is 502.

Plan Financing

The Company pays the entire cost of any severance pay payable under the Plan to its employees from its general assets. There is no cost to you, other than the payment of taxes on the amount of severance pay paid to you. The Company reserves the right to meet the obligations created under this Plan through one or more trusts or other agreements or by any other lawful means.

Plan Continuance

The Plan provides that it may be terminated in whole or in part at any time by the Board of Directors. (the “Board”).

The Board may amend the Plan to modify, impose additional terms on, or eliminate, in whole or in part, benefits under the Plan at any time by the adoption of a resolution. For example, the Plan may be amended to change the amount of severance pay that an employee may receive, or the terms under which he or she may receive it, even if the amendment restricts or terminates for the future an amount of severance pay now available, and to exclude one or more classes of employees from coverage under the Plan. In addition, the Benefits Council and the Administrator have been delegated the authority to amend the Plan if the amendment(s) will not increase the annual expenditure of the Plan by stated dollar limits. These dollar amounts may be increased in the future.

Except as expressly authorized by the Plan document or the Benefits Council, in any action causing the termination of any severance pay or the entire Plan, no further severance pay will be provided other than for terminations occurring before the date of Plan termination. Notice of a Plan amendment or termination may, but need not, be given unless required by law.

Agent For Service Of Legal Process

Legal process may be served on the Administrator.

Nonassignability Of Benefits

Except as provided by applicable law, your severance pay cannot be assigned to or claimed by another party. For example, creditors cannot claim your severance pay to satisfy debts. In addition, you cannot give, sell, assign, pledge, hypothecate, encumber or otherwise transfer your severance pay to someone else or use it as collateral for a loan.

STATEMENT OF PARTICIPANT’S RIGHTS UNDER ERISA

The Department of Labor (“DOL”) requires that you be provided with a statement of your rights under ERISA with respect to this Plan. The following statement was designed by the DOL to satisfy this requirement. As a participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974. ERISA provides that all Plan participants are entitled to:

Receive Information About Your Plan and Benefits

1.	Examine, without charge, at the plan administrator’s office and at other specified worksites, all documents governing the plan, and a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefit Security Administration.
2.	Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan administrator may make a reasonable charge for these copies.
3.	Receive a summary of the plan’s annual financial report, if applicable.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of the plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a medical child support order, you may file suit in Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APPENDIX B SEVERANCE PROGRAM

(2) two weeks of base salary for every full year of service: Maximum 2 months of base salary (3) months of Outplacement Services Benefits Stipend

Individual Contributor, Supervisor or Manager

Two (2) two weeks of base salary for every full year of service: Maximum 2 months of base salary

Three (3) months of Outplacement Services

Health Benefits Stipend

Directors and Principal Engineer[2] Two (2) weeks of base salary for every full year of service: Maximum 4 months of base salary Six (6) months of Outplacement Services Health Benefits Stipend
Vice Presidents and AVPs Four (4) weeks of base salary for every full year of service: Maximum 6 months of base salary Six (6) months of Outplacement Services Health Benefits Stipend
Senior Vice Presidents Four (4) weeks of base salary for every full year of service: Maximum 6 months of base salary Six (6) months of Outplacement Services Health Benefits Stipend

2 For purposes of this Plan, licensed attorneys below VP level are considered Directors.

Executive Vice Presidents and Above (other than CEO of RE/MAX Holdings)

2 years or less = 10 months of base salary Greater than 2 years = 12 months of base salary Twelve (12) months of Outplacement Services Health Benefits Stipend

Pro-rated Actual Bonus paid if Termination Date occurs after June 30, based on actual amount of attainment determined for the completed calendar year.

CEO of RE/MAX Holdings

2 years or less = 12 months of base salary Greater than 2 years = 18 months of base salary Twelve (12) months of Outplacement Services Health Benefits Stipend

Pro-rated Actual Bonus paid if Termination Date occurs after June 30, based on actual amount of attainment determined for the completed calendar year.

APPENDIX C RETIREMENT BENEFITS

All Levels:

Pro-rated Actual Bonus paid if Termination Date occurs after June 30, based on actual amount of attainment determined for the completed calendar year.

Notwithstanding anything in any RSU award agreement to the contrary (including agreements for grants prior to the date of this Plan), RSUs awarded prior to the Termination Date shall vest as follows: Time-based RSUs shall vest in full as of the Termination Date.

Performance-based RSUs will continue to vest as if the Employee’s Continuous Service had not terminated, based on actual performance during the Performance Periods as set forth in the applicable award agreements.

Shares in settlement of all RSUs that vest per this Plan shall be delivered as set forth in the applicable award agreements and in accordance with Code Section 409A.